Exhibit 99.7

Consent of Director Appointee

In connection with the registration statement on Form S-4 (File No. 333-208757) (the “Registration Statement”) that is being filed by Triton International Limited (“Holdco”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as an appointee to the board of directors of Holdco in the Registration Statement, as it may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Claude Germain
Name: Claude Germain
Date: January 28 , 2016